UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 8, 2006

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29335	23-2518693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Center Parkway
Roswell, GA		30076
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (770) 754-1900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                          Results of Operations and Financial Condition.

On August 9, 2006, Witness Systems, Inc. (the “Company”) issued a press release in which the Company’s board of directors announced that the Company has voluntarily formed a special committee of independent directors to review stock option practices and grants during the period from the date of the Company’s initial pubic offering in February 2000 through the end of August 2002.  A preliminary internal review conducted by the Company before the formation of the special committee identified a number of different deficiencies in the Company’s practices, procedures and documentation related to the Company’s granting of stock options during the period reviewed.

Based on that preliminary internal review and the instances identified to date, the Company believes it will need to record additional non-cash charges for stock-based compensation expense in prior periods. The amount of these charges will be determined by the special committee, but the Company expects at this time that these charges, which relate to option grants in the February 2000-August 2002 period, will total approximately $10 million, which in turn will have the effect of increasing both paid-in capital and accumulated deficit reported in the stockholders’ equity line on the balance sheet.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company has notified the NASDAQ Stock Market that it will not timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006. On August 11, 2006, the Company was notified by a representative of the NASDAQ Stock Market that the NASDAQ Stock Market expects to send a determination letter to the Company on Monday, August 14, 2006 to the effect that the matters described in this report could serve as a basis for the potential delisting of the Company’s securities from NASDAQ, under NASDAQ Marketplace Rule 4310(c)(14). If so notified, the Company intends to request a hearing before the NASDAQ Listing Qualifications Panel and to present a plan, within the permissible time frame, for making all required filings and regaining compliance with the NASDAQ Stock market filing requirements.  There can of course be no assurance that the NASDAQ Listing Qualifications Panel will grant any such request that the Company may make for continued listing on the NASDAQ Stock Market.

Item 4.02(a).                            Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As a result of the matters described in Item 2.02 above, the Company expects to restate previously issued annual and interim financial statements to record adjustments related to certain option grants made in the February 2000-August 2002 period. The Company has not fully determined the amount of such adjustments or the resulting tax and accounting impacts. Consequently, on August 8, 2006, the Company’s board of directors determined that the Company’s financial statements for all periods beginning January 1, 2000 and ending June 30, 2006, including financial statements filed with or furnished to the SEC by the Company, and the earnings press releases and similar communications issued by the Company with respect to those periods, should not be relied upon.

The Company’s chief financial officer has discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm.  However, as the special committee’s review has not been completed, the final conclusions of its review are not yet known to the independent registered public accounting firm.

Item 8.01.                                          Other Events.

As described more fully in Item 2.02 above, the Company’s board of directors, on August 8, 2006, voluntarily formed a special committee of independent directors to review stock option practices of the Company and stock option grants by the Company during the period from the date of the Company’s initial public offering in February 2000 through the end of August 2002.

Item 9.01.                                          Financial Statements and Exhibits.

(d)  Exhibits

99.1         Press Release dated August 9, 2006

The exhibit listed above and in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2006	WITNESS SYSTEMS, INC.

	By:	/s/ William F. Evans
William F. Evans
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Witness Systems, Inc., dated August 9, 2006